UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.        )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

TECHE HOLDING COMPANY
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):
☒	No fee required
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)Title of each class of securities to which transaction applies:
(2)Aggregate number of securities to which transaction applies:
(3)Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11. (set forth the amount on which the filing fee is calculated and state how it was determined):
(4)Proposed maximum aggregate value of transaction:
(5)Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)Amount previously paid:
(2)Form, Schedule or Registration Statement No.:
(3)Filing Party:
(4)Date Filed:

May 23, 2014

Re: Teche Holding Company Dividend Reinvestment Plan

Dear Shareholder:

You recently received proxy materials for the special meeting of shareholders of Teche Holding Company (“Teche”).  As you know, Teche and IBERIABANK Corporation have entered into a merger agreement that provides for the merger of Teche with and into IBERIABANK Corporation.  In connection with the merger, each outstanding share of Teche common stock will be converted into the right to receive 1.162 shares of IBERIABANK Corporation common stock, subject to possible adjustment in certain circumstances depending on the average trading prices of IBERIABANK Corporation common stock over a 15-day trading period ending one business day prior to the date of approval of the merger by Teche’s shareholders, as described in more detail in the proxy materials.

In anticipation of the merger and the conversion and exchange of Teche’s common stock, we have terminated Teche’s Dividend Reinvestment Plan (the “Teche Plan”).  If you are a participant in the Teche Plan, you do not need to take any action.  Your whole shares of common stock in the Teche Plan will be deposited in book entry form prior to the merger, and any fractional shares will be paid out in cash. Enclosed is a check for any fractional shares held by you in the Teche Plan.

IBERIABANK Corporation offers its shareholders a Dividend Reinvestment Plan (the “IBERIABANK Corporation Plan”).  You will not be automatically enrolled in the IBERIABANK Corporation Plan in connection with the merger.  If you wish to participate in the IBERIABANK Corporation Plan, you must enroll by contacting Investor Relations at Registrar and Transfer Company at (800) 368-5948.

Very truly yours,
Patrick O. Little
Chairman, President and Chief Executive Officer

Enclosure